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                                                                    EXHIBIT 10.1

138 Bartlett Street, Marlborough, MA 01752-3004 USA
TL: 508.357.2221 FX: 508.229.0747
pollard@evergreensolar.com

GARY T. POLLARD
Vice President, Human Resources

                                                       (EVERGREEN SOLAR(R) LOGO)

                                                                 January 2, 2007

Mr. Donald M. Muir
18 Winchester Place
Winchester, MA 01890

Dear Donald:

The purpose of this letter agreement ("Agreement") is to confirm the terms of your separation of employment from Evergreen Solar, Inc. ("Evergreen Solar").(1)

The Transition Pay and Benefits described below are contingent on your agreement to and compliance with the provisions of this Agreement, including your signing of this Agreement, and your written re-affirmation (by execution of the document attached hereto as Exhibit A) of the release of claims at the time of your termination of employment from Evergreen Solar.

     1. Separation Date/Pay and Benefits. Your employment with Evergreen Solar will terminate as of January 5, 2007 (the "Separation Date"). You acknowledge that from and after the Separation Date, you shall have no authority to represent yourself as an employee or agent of Evergreen Solar, and you agree not to represent yourself in the future as an employee or agent of Evergreen Solar. You agree to be available, via phone, through March 2, 2007 to ensure a smooth transition.

     In exchange for the mutual covenants set forth in this Agreement and contingent upon you signing and not revoking the release of claim set forth herein, Evergreen Solar agrees to provide you with the following Separation Pay and Benefits commencing on the Separation Date and continuing through July 5, 2007 (the Separation Period): (i) continuation of your regular bi-weekly salary of eight thousand six hundred fifty three dollars and eighty five cents ($8653.85), subject to all ordinary payroll taxes and withholdings, in accordance with Evergreen Solar's payroll policies and procedures (the "Bi-weekly Payment"); (ii) upon completion of the appropriate forms, continuation of your participation in Evergreen Solar's group medical and dental insurance plans (with the Company paying any COBRA premium in excess of what a similarly situated active employee would be required to pay) to the extent permitted by the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), and to the same extent that such insurance is provided to persons employed by Evergreen Solar; and

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(1)  Whenever the term Evergreen Solar is otherwise used in this Agreement
     (including, without limitation, Section 7), it shall be deemed to include Evergreen Solar Inc. and any and all of its divisions, affiliates and subsidiaries and all related entities, and its and their directors, officers, employees, agents, successors and assigns.

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(iii) the accelerated vesting described in Section 4 below. In the event that you do not become employed by a third party before or during Separation Period, your Bi-Weekly Payment and employer subsidy for medical and dental insurance coverage will continue through the earlier of the date you become employed by a third party or January 5, 2008. This additional period of coverage shall be deemed part of the Separation Period. You acknowledge and agree that you have an obligation to notify the Company when you become employed by a third party if the beginning of such employment is prior to January 5, 2008.

     In the event that you do not become employed by a third party or otherwise covered under alternative medical and dental insurance plans before or during Separation Period, you will have the right, at your own expense, to continue your participation in Evergreen Solar's group medical and dental insurance plans at the expiration of the Separation Period pursuant to the provisions of the COBRA; provided, however, the benefit period under the COBRA shall be deemed to have commenced on the Separation Date and the employer subsidy shall terminate at the end of the Separation Period.

     You are eligible to receive your 2006 Management Incentive Plan payment (pro-rated based on your hire date), which the Company expects to pay in late February, 2007.

     2. Unemployment Insurance. At the end of the Separation Period, Evergreen Solar agrees to provide any and all requested or necessary documents to enable you to seek unemployment benefits as a result of the cessation of your employment from Evergreen Solar, and further agrees that it will not take a position that would interfere with your ability to obtain unemployment benefits as a result of the cessation of your employment with Evergreen Solar. You acknowledge that any decision regarding eligibility for and amounts of unemployment benefits are made by the Commonwealth of Massachusetts, not by Evergreen Solar.

     3. Acknowledgements. You acknowledge and agree that this Agreement and the pay and benefits to be provided to you are not intended to, and shall not constitute a severance plan and shall confer no benefit on anyone other than Evergreen Solar and you. You acknowledge and agree that the pay and benefits provided for herein are not otherwise due or owing to you under any employment agreement (oral or written) or any Evergreen Solar policy or practice. You further acknowledge that except for (i) any unpaid regular wages (including accrued and unused vacation) earned through the Separation Date, which shall be paid on or about the Separation Date, and (ii) any vested monies due to you pursuant to Evergreen Solar's 401(k) savings plan and pension plan, you have been paid and provided all wages, vacation pay, holiday pay and any other form of compensation or benefit that may be due to you now or which would have become due in the future in connection with your employment or separation of employment with Evergreen Solar.

     4. Stock Options. You will be entitled to exercise only those stock options, granted under the Evergreen Solar 2000 Incentive Stock Option Plan as amended, that are vested as of the Separation Date, and only in accordance with the terms and conditions of the applicable plan. Any stock options that are unvested as of the Separation Date will revert to Evergreen Solar on the Separation Date.


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     You acknowledge that as of January 5, 2007, you held unexercised vested options to acquire 0 shares of Evergreen Solar common stock and all of your options to acquire shares of Evergreen Solar common stock are scheduled to vest after January 5, 2007. You acknowledge and agree that you do not now have, and will not in the future have, rights to vest in any other stock options under any stock option plan (of whatever name or kind) that you participated in or were eligible to participate in during your employment with Evergreen Solar.

     5. Restricted Stock. Contingent upon you signing and not revoking the release of claim set forth herein, the Company has accelerated the vesting of the 12,500 shares of restricted stock that were scheduled to vest on February 23, 2007. If you sign this letter and return it to the Company by January 26, 2007, the vesting of those shares will occur on the eighth day after you sign and return this letter to the Company. The Company will withhold from that restricted stock the number of shares with an aggregate fair market value equivalent to the required tax withholding and will issue the remaining shares to you. If you do not sign this letter and return it to the Company by January 26, 2007 or sign and this letter and return it to the Company by January 26, 2007 but revoke it within 7 days of the date it is signed, the accelerated vesting will not occur. Other that the 12,500 shares whose vesting will potentially be accelerated as described above, you acknowledge and agree that you do not now have, and will not in the future have, rights to vest in any other restricted stock under any equity compensation plan (of whatever name or kind) that you participated in or were eligible to participate in during your employment with Evergreen Solar.

     6. Confidentiality; Non-Disparagement. You will promptly return to Evergreen Solar all property and documents of Evergreen Solar in your custody and possession on or before the Separation Date. You hereby reaffirm your obligations set forth in the Assignment of Invention, Non-Disclosure and Noncompetition Agreement between Evergreen Solar and you, which agreement is incorporated herein by reference and attached hereto as Exhibit A. You further agree to abide by any and all common law and/or statutory obligations relating to the protection and non-disclosure of Evergreen Solar's trade secrets and/or confidential and proprietary documents and information.

     You agree that all information relating in any way to the subject matter of this Agreement, including the existence and provisions of this Agreement, will be held confidential by you and will not be publicized or disclosed to any person (other than an immediate member of your family or your legal counsel, accountant or financial advisor, provided that any such individual to whom disclosure is made shall be bound by these confidentiality obligations), other than a state or federal tax authority or government agency to which disclosure is mandated by applicable state or federal law. You further agree that you will not make any statements that are disparaging about or adverse to the business interests of Evergreen Solar or which are intended to harm the reputation of Evergreen Solar including, but not limited to, any statements that disparage any product, service, finances, capability or any other aspect of the business of Evergreen Solar.

     Your breach of this Section 6 will constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to Evergreen Solar, will entitle


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Evergreen Solar to recover any monies paid to you or expended on your behalf under Section 1 of this Agreement.

     7. Release of Claims/OWBPA. You hereby acknowledge and agree that by signing this Agreement and accepting the pay and benefits provided for in this Agreement, you are waiving your right to assert any form of legal claim against Evergreen Solar (as defined in footnote no. 1 to this Agreement) of any kind whatsoever from the beginning of time through and including the Separation Date. Your waiver and release is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as "Claims") against Evergreen Solar seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys' fees and any other costs) against Evergreen Solar up through and including the Separation Date. You understand that there could be unknown or unanticipated Claims resulting from your employment with Evergreen Solar and the termination thereof and agree that such Claims are intended to be, and are, included in this waiver and release.

     Without limiting the foregoing general waiver and release, you specifically waive and release Evergreen Solar from any Claims arising from or related to your employment relationship with Evergreen Solar or the termination thereof, including without limitation: (i) Claims under any state (including, without limitation, Massachusetts or any other state where you worked for Evergreen Solar) or federal discrimination (including but not limited to the Age Discrimination in Employment Act and Title VII of the Civil Rights Act of 1964), fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the date on which you sign this Agreement); (ii) Claims under any other state (including, without limitation, Massachusetts or any other state where you worked for Evergreen Solar) or federal employment related statute, regulation or executive order (as they may have been amended through the date on which you sign this Agreement) relating to wages, hours or any other terms and conditions of employment; (iii) Claims under any state (including, without limitation Massachusetts or any other state where you worked for Evergreen Solar) or federal common law theory; and
(iv) any other Claim arising under other state or federal law. This Release does not extend to any claims or rights which are not subject to waiver as a matter of law.

     You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the pay and benefits provided for in this Agreement.

     Because you are over 40 years of age, you are granted specific rights under the Older Workers Benefit Protection Act (OWBPA), which prohibits discrimination on the basis of age. The release set forth in this Section 7 is intended to release any rights you may have against Evergreen Solar alleging discrimination on the basis of age. Consistent with the provisions of OWBPA, you have 21 days (or until January 26, 2007) to consider and accept the provisions of this Agreement. In addition, you may rescind your assent to this Agreement if, within seven days after the date you sign this Agreement, you deliver a written notice of rescission to me. To be effective, such notice of rescission must be postmarked, and sent by certified mail, return


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receipt requested, or delivered in-hand within the seven-day period to
Gary Pollard at Evergreen Solar, 259 Cedar Hill Street, Marlborough, MA 01752. On the eighth day following your execution of this Agreement it will become final and binding on all parties.

     Consistent with federal discrimination laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under federal discrimination laws or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission ("EEOC"), or from participating in any investigation or proceeding conducted by the EEOC. Further, nothing in this release or Agreement shall be deemed to limit Evergreen Solar's right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under federal discrimination laws, or Evergreen Solar's right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under federal discrimination laws.

     8. Miscellaneous. Except as expressly provided for herein (e.g., your obligations set forth in the agreement attached hereto as Exhibit A), this Agreement supersedes any and all prior oral and/or written agreements, and sets forth the entire agreement between Evergreen Solar and you in respect of your separation from Evergreen Solar. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by Evergreen Solar and you. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts and shall take effect as an instrument under seal within the Commonwealth of Massachusetts. The validity, interpretation and performance of this Agreement, and any and all other matters relating to your employment and separation of employment from Evergreen Solar, shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. Both parties agree that any action, demand, claim or counterclaim relating to (i) your employment and separation of your employment, and (ii) the terms and provisions of this Agreement or to its breach, shall be commenced in the Commonwealth of Massachusetts in a court of competent jurisdiction. Both parties acknowledge that the venue shall exclusively lie in the Commonwealth of Massachusetts and that material witnesses and documents would be located within the Commonwealth of Massachusetts. Both parties further agree that any such action, demand, claim or counterclaim shall be tried by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

     It is Evergreen Solar's desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given an opportunity to consult with legal counsel, and you acknowledge having done so. By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the provisions and effects of this Agreement and to consult with legal counsel, that your agreements and obligations under this Agreement are made voluntarily, knowingly and without duress and that neither Evergreen Solar nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.


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     This Agreement shall be effective on the eighth (8th) day following your signing of this Agreement, at which time it shall become final and binding on all parties.

CONTINUED ON NEXT PAGE


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If the foregoing correctly sets forth our arrangement, please sign, date and return the enclosed copy of this Agreement to me.

Very truly yours,


/s/ Gary T. Pollard
-------------------------------------
Gary T. Pollard
Vice President - Human Resources

The foregoing arrangement is agreed to and accepted by me on January 19, 2007.


/s/ DONALD M. MUIR
-------------------------------------   1/19/2007
DONALD M. MUIR                          DATE

(STAMP)